Exhibit 10.32

ALPHA AND OMEGA SEMICONDUCTOR LIMITED

MARKET PERFORMANCE RESTRICTED SHARE UNIT AGREEMENT

RECITALS

A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees and consultants and other independent advisors who provide services to the Company (or any Parent or Subsidiary).

B. Participant is to render valuable services to the Company (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of Common Shares to Participant under the Plan.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Performance Restricted Share Units. The Company hereby awards to Participant, as of the Award Date, a market performance restricted share units award (the “Award”) under the Plan entitling Participant to receive a number of Common Shares based on the extent, if any, to which the applicable performance and service vesting criteria are satisfied. The initial number of Common Shares that shall be used to determine Participant’s rights pursuant to this Award is set forth in the Award Summary below (the “Target Performance Shares”). The number of Target Performance Shares shall be used solely to calculate the maximum number of Common Shares that may be issued to Participant under this Agreement. The applicable performance criteria and service vesting schedule for the Award, the dates on which the vested shares shall become issuable to Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.

AWARD SUMMARY

Participant:	<Participant Name>
Award Date:	July , 2018_
Designated Number of Target Performance Shares:	<# of Target Shares Awarded> Common Shares

2. Vesting Requirements. The Award shall initially be unvested and shall vest only in accordance with the vesting provisions of this Paragraph 2 or the special vesting acceleration provisions of Paragraph 5. The number of Common Shares in which Participant may vest under the Award shall be determined pursuant to a two-step process as follows:
(a) Determination of Number of Shares Based on Performance Requirement: First, there shall be calculated the maximum number of Common Shares in which Participant can vest under the Award (the “Performance-Qualified Shares”) based upon the level of attainment of the performance criteria specified in Schedule I of this Agreement (the “Performance Goals”) for the performance period commencing on January 1, 2019 and ending on December 31, 2021 (the “Performance Period”) in accordance with the methodology set forth in Schedule I (including any adjustment for individual performance pursuant to Paragraph 6 of Schedule I). The determination of the number of Performance-Qualified Shares shall be made following the end of the Performance Period as set forth in Schedule I. In no event may the number of actual Performance-Qualified Shares exceed one hundred percent (100%) of the Target Performance Shares.

(b) Service Vesting: The Performance-Qualified Shares (as determined pursuant to Paragraph 2(a)) shall be subject to service-based vesting in four (4) successive annual installments upon Participant’s completion of each year of Service over the four (4)–year period measured from January 1, 2022. Should Participant cease Service prior to vesting in one or more Performance-Qualified Shares, the unvested portion of the Award shall be immediately canceled and Participant shall thereupon cease to have any right or entitlement to receive any Common Shares under the cancelled Award.

3. Limited Transferability. Prior to actual receipt of the Common Shares which vest hereunder, Participant may not transfer any interest in the Award or the underlying Common Shares. Any Common Shares which vest hereunder but which otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance.

4. Shareholder Rights and Dividend Equivalents. The holder of this Award shall not have any shareholder rights, including voting or dividend rights, with respect to the Common Shares subject to the Award until Participant becomes the record holder of those Common Shares upon their actual issuance following the Company’s collection of the applicable Withholding Taxes.

5.    Change in Control.

(a) In the event a Change in Control occurs prior to completion of the Performance Period and Participant remains in Service through the effective date of that Change in Control, then this Award shall be converted into a right to receive that portion of the Performance-Qualified Shares, if any, determined pursuant to the formula specified in Paragraph 7 of Schedule I, subject to the provisions of Paragraphs 5(c) and 5(d) below.

(b) If the Change in Control occurs on or after completion of the Performance Period but prior to completion of the Service vesting requirements and Participant
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remains in continued Service through the effective date of that Change in Control, this Award shall entitle Participant to receive the number of unvested Performance-Qualified Shares determined in accordance with Paragraph 2(a) above based on the level of attainment of the Performance Goals, subject to the provisions of Paragraphs 5(c) and 5(d) below.

(c) This Award, to the extent outstanding at the time of a Change in Control may be assumed by the successor entity or otherwise continued in full force and effect. In the event of such assumption or continuation of the Award, Participant shall continue to vest in the Performance-Qualified Shares subject to the Award in accordance with the service vesting requirements of Paragraph 2(b).

(d) In the event the Award is assumed or otherwise continued in effect, the number of Performance-Qualified Shares subject to the Award shall be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Performance-Qualified Shares subject to the Award immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Common Shares actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Shares receive cash consideration for their Common Shares in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the Award at that time, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per Common Share in the Change in Control transaction.

(e) Upon Participant’s cessation of Service due to an Involuntary Termination occurring within eighteen (18) months after a Change in Control in which this Award is assumed or continued in effect, Participant shall immediately vest in the number of Performance-Qualified Shares (or other securities into which such Common Shares are converted in connection with the assumption of this Award) subject to the Award, and that number of Common Shares (or other securities) shall be issued to Participant on the date of Participant’s cessation of Service or soon as practicable thereafter but in no event more than fifteen (15) business days after such cessation.

(f) If this Award at the time of the Change in Control is not assumed or otherwise continued in effect in accordance with Paragraph 5(c), then Participant shall immediately prior to the closing of the Change in Control vest in the unvested Performance- Qualified Shares subject to the Award. The Common Shares subject to such vested Award shall be converted into the right to receive for each such Share the same consideration per Common Share payable to the other stockholders of the Company in consummation of that Change in Control, and such consideration shall be distributed to Participant within three (3) business days following the effective date of that Change in Control. Such distribution shall be subject to the Company’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 7.

(g) This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
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6. Adjustment in Shares. In the event of any of the following transactions affecting the outstanding Common Shares as a class without the Company’s receipt of consideration: any share split, share dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Shares as a class without the Company’s receipt of consideration, or in the event of a substantial reduction to the value of the outstanding Common Shares as a result of a spin-off transaction or extraordinary distribution, then equitable and proportional adjustments shall be made by the Plan Administrator to the Target Performance Shares, the Performance-Qualified Shares and the total number and/or class of securities issuable pursuant to this Award in order to reflect such change.

7.    Issuance of Shares.

(a) Each Common Share in which Participant vests in accordance with the terms of this Agreement shall be issued, subject to the Company’s collection of all applicable Withholding Taxes, on the vesting date for such Common Share or as soon thereafter as administratively practicable, but in no event later than the close of the calendar year in which such vesting date occurs or (if later) the fifteenth day of the third calendar month following such vesting date (the “Issuance Date”). The Common Shares which vest pursuant to Paragraph 5 of this Agreement shall be issued in accordance with the provisions of such Paragraph. On each applicable issuance date for the Common Shares which vest in accordance with the provisions of this Agreement, the Company shall issue to or on behalf of Participant a certificate (which may be in electronic form) for the vested Common Shares to be issued on such date, subject to the Company’s collection of the applicable Withholding Taxes.

(b) The Company shall collect the applicable Withholding Taxes through an automatic share withholding procedure pursuant to which the Company will withhold, on the applicable Issuance Date for the Common Shares that vest under the Award, a portion of those vested Common Shares with a Fair Market Value (measured as of the Issuance Date) equal to the amount of such Withholding Taxes (the “Share Withholding Method”); provided, however, that the amount of any Common Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(c) Notwithstanding the foregoing provisions of this Paragraph 7, the employee portion of the federal, state and local employment taxes required to be withheld by the Company in connection with the vesting of the Common Shares (the “Employment Taxes”) shall in all events be collected from Participant no later than the last business day of the calendar year in which the Common Shares vest hereunder. Accordingly, to the extent the applicable issuance date for one or more vested Common Shares is to occur in a year subsequent to the calendar year in which those Common Shares vest, Participant shall, on or before the last business day of the calendar year in which the Common Shares vest, deliver to the Company a check payable to its order in the dollar amount equal to the Employment Taxes required to be withheld with respect to those Common Shares. The provisions of this Paragraph 7(d) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Code Section
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3121(v).

(d) Except as otherwise provided in Paragraph 5 or Paragraph 7(b), the settlement of the Award shall be made solely in Common Shares. No fractional share shall be issued pursuant to this Award, and any fractional share resulting from any calculation made in accordance with the terms of this Agreement shall be rounded down to the next whole Common
Share.

8. Clawback. This Award and any Common Shares issued thereunder shall be subject to recoupment and/or forfeiture under the Company’s Executive Compensation Clawback Policy.

9. Compliance with Laws and Regulations. The issuance of Common Shares pursuant to the Award shall be subject to compliance by the Company and Participant with all applicable requirements of law relating thereto and with all applicable regulations of the Stock Exchange on which the Common Share is listed for trading at the time of such issuance.

10. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices, and directed to the attention of Stock Plan Administrator. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the most current address then on record with the Company or shall be delivered electronically to Participant through the Company’s electronic mail system. All notices shall be deemed effective upon personal delivery, upon sending of an email or upon deposit in the mail, postage prepaid and properly addressed to the party to be notified.

11. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participants, and Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate.

12. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

13. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

14. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.
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15.    Code Section 409A. It is the intention of the parties that the provisions of this Agreement comply with the requirements of the short-term deferral exception of Section
409A of the Code and Treasury Regulations Section 1.409A-1(b)(4). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

ALPHA AND OMEGA SEMICONDUCTOR LIMITED

By:

Title:

PARTICIPANT

Name:

Signature:

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APPENDIX A

DEFINITIONS
The following definitions shall be in effect under the Agreement:

A.     Agreement shall mean this Restricted Share Unit Issuance Agreement.

B.    Award shall mean the award of restricted share units made to
Participant pursuant to the terms of this Agreement.

C. Award Date shall mean the date the restricted share units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D.    Board shall mean the Company’s Board of Directors.

E.    Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Company’s shareholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

(ii) a shareholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company, or

(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934
Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders.
F.    Code shall mean the Internal Revenue Code of 1986, as amended. G.    Common Share shall mean the Company’s common shares.

H.    Company shall mean Alpha and Omega Semiconductor Limited, a company incorporated and existing under the laws of the Islands of Bermuda, and any successor corporation to all or substantially all of the assets or voting stock of Alpha and
Omega Semiconductor Limited which shall by appropriate action assume this option

I. Employee shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

J. Fair Market Value per Common Share on any relevant date shall be the closing price per Common Share on the date in question, as such price is reported by the Financial Industry Regulatory Authority (if traded at the time on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Share is then traded. If there is no closing selling price for the Common Share on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

K. Involuntary Termination shall mean Participant’s involuntary dismissal or discharge by the Company for reasons other than Misconduct.

L. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by Participant, any unauthorized use or disclosure by Participant of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by Participant adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner.

M. 1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

N. Participant shall mean the person to whom the Award is made pursuant to the Agreement.

O. Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

P.    Plan shall mean the Company’s 2009 Share Option/Share Issuance
Plan, as amended and restated from time to time.

Q.    Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

R. Service shall mean Participant’s performance of services for the Company (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Company (or any Parent or Subsidiary) or (ii) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Company, even though Participant may subsequently continue to perform services for that entity. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Company’s written policy on leaves of absence in effect at the time of such leave, no Service credit shall be given for vesting purposes for any period Participant is on a leave of absence.

S.    Stock Exchange shall mean the American Stock Exchange, the
Nasdaq Global or Global Select Market or the New York Stock Exchange.

T. Subsidiary shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

U. Withholding Taxes shall mean (i) the employee portion of the federal, state and local employment taxes required to be withheld by the Company in connection with the vesting of the Common Shares under the Award and (ii) the federal, state and local income taxes required to be withheld by the Company in connection with the issuance of the Common Shares which vest under the Award.

SCHEDULE I

PERFORMANCE PERIOD, PERFORMANCE GOALS, DETERMINATION OF PERFORMANCE-QUALIFIED SHARES

1.    Performance Period: January 1, 2019 to December 31, 2021

2.    Performance Goals: For the Award to obtain Performance-Qualified Shares, the following two Performance Goals must be achieved:

(1)    Company Stock Price, as set forth in Paragraph 4 below, must equal or exceed
$26.25 during the Performance Period; and
(2)    Revenue for calendar year 2021 must equal or exceed $550 million (the “Threshold Revenue”). If the Threshold Revenue is not attained, none of the Award will vest (regardless of the level of Company Stock Price attained).

3.    Performance-Qualified Shares: The number of Performance-Qualified Shares (if any) will be calculated in accordance with the following formula (subject to adjustment for individual performance pursuant to Paragraph 6 below):

Performance-Qualified Shares =
Target Performance Shares x Stock Price Hurdle Percentage x Revenue Multiplier

4.    Stock Price Hurdle Percentage: The Stock Price Hurdle Percentage will be determined as follows based on the level of Company Stock Price attained during the Performance Period:

Company Stock Price $	Stock Price Hurdle Percentage %
≥26.25	25
≥30.00	50
≥37.50	75
≥45.00	100

•    “Company Stock Price” means the average closing price of a Common Share as reported on the Stock Exchange (on which the Common Share is then traded) for any period of twenty (20) consecutive trading days at any time during the Performance Period.

•    The Company Stock Price targets in the preceding table in this Paragraph 4 shall be adjusted as appropriate to reflect any adjustment event specified under Paragraph 6 of the Agreement. The Plan Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, will make the determination of any such adjustments required in connection with any such event.

•    The Stock Price Hurdle Percentage will be determined based on the highest Company
Stock Price attained during the Performance Period.

•    Stock Price Hurdle Percentage will be determined at the meeting of the Compensation
Committee of the Board held in the first quarter of 2022.

5.    Revenue Multiplier: The Revenue Multiplier will be determined as follows based on the level of Revenue for calendar year 2021:

Revenue for Calendar Year 2021	Company Revenue Multiplier
Less than Threshold Revenue	0.0
Threshold Revenue	0.5
Target Revenue	1.0

•    “Revenue” means the Company’s revenue on a consolidated basis for calendar year 2021 as derived from its publicly reported financial statement for calendar year 2021, as adjusted, at the discretion of the Plan Administrator, to exclude any revenue derived from any acquisition or restructuring that occurred during the Performance Period.

•    Threshold Revenue means $550 million

•    Target Revenue means $600 million

•    Company Revenue Multiplier will be determined by the Plan Administrator following review and approval of the Company’s audited financial statements for the fiscal year ending June 30, 2022.

•    If the Company Revenue attained is between Threshold Revenue and Target Revenue, then the Company Revenue Multiplier will be determined based on straight-line interpolation between the corresponding Company Revenue Multiplier in the table above.

6. Individual Performance: The number of Performance-Qualified Shares may be adjusted down by the Plan Administrator based on its review and assessment of Participant’s individual performance during the Performance Period.

7. Change in Control: If a Change in Control occurs during the Performance Period, then the number of Performance-Qualified Shares will be determined as of the date such Change in Control is consummated in accordance with the following rules (without regard to adjustment for individual performance):

a.    If the Change in Control occurs on or prior to March 31, 2021, then:

(i)    The number of Performance-Qualified Shares will be determined solely on the basis of the Company Stock Price Hurdle Percentage (without regard to Revenue).

(ii) In determining the Company Stock Price Hurdle Percentage under Paragraph 4 of this Schedule I, the Company Stock Price will mean the higher of (i) the Company Stock Price as defined in Paragraph 4 of this Schedule I and attained prior to the Change in Control or (ii) the Per Share Deal Price. “Per Share Deal Price” means the value of the total amount of consideration paid for a Common Share in connection with the Change in Control. The value of the consideration paid for a Common Share, including the value of any non-cash consideration will be determined in good faith by the Plan Administrator.

(iii) The Target Performance Shares will then be multiplied by the Company Stock Price Hurdle Percentage as so determined and the Award with the resulting number of Performance-Qualified Shares shall be treated in accordance with Paragraph 5 of the Agreement.

b.    If the Change in Control occurs after March 31, 2021, then:

(i) The number of Performance-Qualified Shares will be determined in accordance with the formula set forth in Paragraph 3 of this Schedule I.

(ii) In determining the Company Stock Price Percentage under Paragraph 4 of this Schedule I, the Company Stock Price will mean the higher of (i) the Company Stock Price as defined in Paragraph 4 of this Schedule I and attained prior to the Change in Control or (ii) the Per Share Deal Price.

(iii) Revenue for calendar year 2021 will be measured on a cumulative basis from January 1, 2021 through the last day of the fiscal quarter ending immediately prior to or concurrent with the consummation of the Change in Control (such Revenue, the “Adjusted Revenue”) and the Revenue Multiplier will be determined based on the following table instead of the table set forth in Paragraph 5 of this Schedule I:

Adjusted Revenue $ Million	Company Revenue Multiplier
Less than Adjusted Threshold Revenue	0.0
Adjusted Threshold Revenue	0.5
Adjusted Target Revenue	1.0

(iv) The Target Performance Shares will then be multiplied by the Company Stock Price Percentage and Revenue Multiplier as so determined and the Award with the resulting number of Performance-Qualified Shares shall be treated in accordance with Paragraph 5 of the Agreement.

•    If the Adjusted Revenue is less than the Threshold Adjusted Revenue, then the Award will be forfeited regardless of the level of Company Stock Price.

•    Adjusted Threshold Revenue and Adjusted Target Revenue depend on the number of full fiscal quarters completed prior to or concurrently with the Change in Control as follows:

Number of Full Fiscal Quarters Completed	Adjusted Threshold Revenue $ Million	Adjusted Target Revenue $ Million
1	125.00	136.36
2	260.00	283.64
3	400.00	436.36
4	550.00	600.00
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